AllianceBernstein High Income Fund, Inc.
811-08188

Item  77I  Terms of new or amended securities

Effective January 28, 2008, the Fund issued four new classes of shares, Advisor Class, Class R, Class K and Class I shares. Advisor Class,
Class R, Class K and Class I Shares, along with Class A, Class B and
Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that (i) Class A shares bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable), Class B and Class C shares bear the expense of the deferred sales charge, and Advisor Class, Class R, Class K and Class I shares do not bear sales charge; (ii) Class A, Class B, Class C and Class R shares each bear the expense of a higher distribution services fee than that borne by Class K shares; Class B and Class C shares each bear the expense of a higher distribution services fee, and Class A and Class K shares a lower distribution services fee, than that borne by Class R shares; and Class I and Advisor Class shares do not bear such a fee;
(iii) transfer agency costs differ with respect to each Class; (iv) each of Class A, Class B, Class C, Class R and Class K shares has exclusive voting rights with respect to provisions of the Rule 12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor
Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class; and (v) Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.

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